As filed with the Securities and Exchange Commission on September 24, 1997



                                                     Registration No. 333-35555

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  -----------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                                  -----------

                                 CHRONIMED INC.
             (Exact name of registrant as specified in its charter)

            MINNESOTA                                    41-1515691
  (State or other jurisdiction              (I.R.S. Employer Identification No.)
of incorporation or organization)

                              13911 RIDGEDALE DRIVE
                           MINNETONKA, MINNESOTA 55305
                                 (612) 541-0239
                          (Address, including zip code,
                   and telephone number, including area code,
                  of registrant's principal executive offices)

                                  -----------

                              Maurice R. Taylor, II
                      President and Chief Executive Officer
                              13911 Ridgedale Drive
                           Minnetonka, Minnesota 55391
                                 (612) 541-0239
                     (Name, address, including zip code, and
          telephone number, including area code, of agent for service)

                                  -----------

        Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

                         CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------
Title of                              Proposed Maximum     Proposed Maximum       Amount of
Securities to       Amount to be      Offering Price       Aggregate Offering     Registration
be Registered       Registered        per Share(2)         Price(2)               Fee(2)

----------------------------------------------------------------------------------------------
Common Stock,         42,553            $11 15/16              $507,976             $153.93
$.01 par value        Shares(1)
----------------------------------------------------------------------------------------------

(1) Plus such additional shares of Common Stock which may be issued from time to time pursuant to stock dividends, stock splits or other recapitalizations.

(2) Estimated solely for the purpose of calculating the registration fee at the average of the reported highest ($12) and lowest ($11 7/8) sale prices on the National Association of Securities Dealers Automated Quotation National Market System on September 8, 1997, in accordance with Rule 457(c) under the Securities Act of 1933.

                                  ------------

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                 SUBJECT TO COMPLETION, DATED SEPTEMBER 12, 1997

PROSPECTUS

                                  42,553 SHARES

                                 CHRONIMED INC.

                                  COMMON STOCK

        This Prospectus pertains to the offering of up to 42,553 shares of Common Stock, $0.01 par value per share (the "Shares") of Chronimed Inc. (the "Company"). The Shares may be offered and sold only by the shareholder named herein ("Selling Shareholder"), at his sole discretion in varying amounts from time to time at the then prevailing market prices on the NASDAQ National Market System or in isolated transactions at negotiated prices. The Company will not receive any proceeds from the sale of Shares by the Selling Shareholder. Estimated offering expenses of $4,000 will be paid by the Company.

        The Company's Common Stock is quoted on the NASDAQ National Market System under the symbol CHMD. On September 8, 1997, the high and low sale prices per share of the Common Stock reported on the NASDAQ National Market System were $12 and $11 7/8, respectively.


                                  ------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this Prospectus is _____________, 1997.

                              AVAILABLE INFORMATION

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's following regional offices: Chicago Regional Office, 500 West Madison Street, Suite 500, Chicago, Illinois 60661, and New York Regional Office, 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a web site (address http://www.sec.gov) on the Internet that contains reports, proxy statements and other information for companies like the Company which file electronically.

        Additional information regarding the Company and the shares offered hereby is contained in a Registration Statement on Form S-3 and the exhibits thereto filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). For further information pertaining to the Company and the Shares of Common Stock, reference is made to the Registration Statement and the exhibits thereto, which may be inspected without charge at, and copies thereof may be obtained at prescribed rates from, the office of the Commission at Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission ("Commission"). The following documents, which have been filed by the Company with the Commission pursuant to the Exchange Act (File No. 0-19952), are incorporated in this Prospectus by reference:

                  (a) The Company's Annual Report on Form 10-K for the year ended June 28, 1996;


                  (b) The Company's Quarterly Reports on Form 10-Q for the quarters ended September 27, 1996, December 27, 1996 and March 28, 1997;

                  (c) The Company's Current Report on Form 8-K dated July 1, 1996, as amended by Form 8-K/A filed September 13, 1996;

                  (d) The Company's Definitive 14A Proxy Statement filed October 11, 1996 for the annual meeting of shareholders held on November 13, 1996.

                  (e) The Company's Current Report on Form 8-K dated December 18, 1996;

                  (f) All other reports and documents filed by the Company under Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act") since the filing of the most recent Annual Report on Form 10-K; and

                  (g) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A declared effective by the Commission as of March 19, 1992.


         All documents filed subsequently by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the termination of the offering of the Shares offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part of this Prospectus from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

        The Company will provide a copy of any or all documents that have been incorporated by reference herein but not delivered herewith (not including exhibits to the information that is incorporated by reference herein unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates), without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person to the principal offices of Chronimed Inc., 13911 Ridgedale Drive, Suite 250, Minnetonka, Minnesota 55305 (telephone number ((612) 541-0239).

                               SELLING SHAREHOLDER

         The following table sets forth the number of shares of the Company's Common Stock offered by the Selling Shareholder named in this Prospectus, and, as of August 22, 1997, the number of shares beneficially owned prior to and following completion of the offering (which is less than one percent of the outstanding shares of Common Stock).

                                                  Maximum
                           Shares              Shares Offered               Shares
                     Beneficially Owned       Pursuant to this        Beneficially Owned
Name                  Before Offering            Prospectus           After this Offering
----                  ---------------            ----------           -------------------
Thomas L. Buckley       72,088(1)(2)               42,553                29,535(1)(2)


--------------

(1) Includes (i) options exercisable within 60 days after the date of this Prospectus for the purchase of 36,000 shares of Common Stock at an exercise price of $6.25 per share, expiring no later than February 18, 2000 and (ii) options exercisable within 60 days after the date of this Prospectus for the purchase of 2,400 shares of Common Stock at an exercise price of $12.375 per share, expiring no later than 90 days after February 28, 1998.

(2) Excludes options for the purchase of 9,000 shares, which first become exercisable on February 18, 1998, at an exercise price of $6.25 per share, expiring no later than February 18, 2000.

         Until August 1995, Mr. Buckley was a director, the president and sole shareholder of British American Medical, Inc. ("BAMI"), a company which served as a distributor of certain of the Company's products. Pursuant to an Agreement and Plan of Reorganization dated August 14, 1995 (the "Purchase Agreement"), among the Company, Mr. Buckley and BAMI, the Company purchased from Mr. Buckley all of the outstanding capital stock of BAMI in exchange for up to 200,000 shares of Common Stock of the Company (the number of shares of Common Stock of the Company issued in the exchange depends on the financial performance of BAMI after the purchase). The 42,553 Shares offered by this Prospectus were issued under the Purchase Agreement and are included in the maximum 200,000 shares issuable to Mr. Buckley under the Purchase Agreement. At the time of the purchase, the Company and Mr. Buckley also entered into a Non-Compete Agreement, under which Mr. Buckley has agreed not to compete with the Company for three years. On August 1, 1995, the Company and Mr. Buckley entered into a one-year Employment Agreement, under which Mr. Buckley served as the Company's Director Western Region and received compensation and benefits commensurate with that position. On August 15, 1996, the Company and Mr. Buckley entered into a Consulting Agreement, under which Mr. Buckley will provide certain consulting services to the Company until February 28, 1998.

                              PLAN OF DISTRIBUTION

         The Shares offered by the Selling Shareholder may be sold from time to time by the Selling Shareholder, or by pledgees, donees, transferees or other successors in interest of the Selling Shareholder, at his sole discretion. Such sales may be made on the NASDAQ National Market System or otherwise at prices and on terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Shares offered by the Selling Shareholder are not being underwritten.

         In general, the Shares may be sold by one or more of the following means: (a) a block trade in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) an exchange distribution in accordance with the rules of such exchange (if the securities are then listed on an exchange); (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; or (e) other securities transactions. In effecting sales, brokers or dealers engaged by the Selling Shareholder may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the Selling Shareholder in amounts to be negotiated immediately prior to the sale. No commissions or other fees shall be payable by the Company to any broker or dealer in connection with this offering. None of the Shares covered by this Prospectus currently qualify for sale pursuant to Rule 144.

                                  LEGAL MATTERS

        Certain legal matters regarding the Common Stock offered pursuant to this Prospectus will be passed upon by Gray, Plant, Mooty, Mooty & Bennett, P.A., counsel to the Company. As of August 20, 1997, attorneys in the law firm of Gray, Plant, Mooty, Mooty & Bennett, P.A. beneficially owned an aggregate of approximately 21,000 shares of Common Stock of the Company, and held investment authority for an additional 30,097 shares of Common Stock of the Company.

                                     EXPERTS

        The consolidated financial statements of Chronimed Inc. appearing in Chronimed Inc.'s Annual Report (Form 10-K) for the year ended June 28, 1996 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.   Other Expenses of Issuance and Distribution

         The following table sets forth the various expenses of the Company in connection with the sale and distribution of the Common Stock being registered. All of the amounts shown are estimates, except for the Securities and Exchange Commission registration fee and the NASD fee.

Securities and Exchange Commission fee                        $153.93
NASD fee                                                       550.80

Accounting fees and expenses                                    1,000
Legal fees and expenses                                         1,500
Miscellaneous                                                  795.27

         TOTAL                                                $ 4,000
                                                              =======

Item 15.   Indemnification of Directors and Officers

         Minnesota Statutes, Section 302A.521 provides that a Minnesota business corporation may indemnify any director, officer, employee or other representative of the corporation made or threatened to be made a party to a proceeding, by reason of the former or present official capacity (as defined) of the person, against judgments, penalties, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if certain statutory standards are met. "Proceeding" means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including one by or in the right of the corporation. Section 302A.521 contains detailed terms regarding such right of indemnification and reference is made thereto for a complete statement of such indemnification rights.

         In addition, Article VII of the Company's Articles of Incorporation eliminates certain personal liability of the directors of the Company for monetary damages for certain breaches of directors' fiduciary duties as permitted by Minnesota Statutes, Section 302A.251. Indemnification Agreements between the Company and each of its directors and officers provide for indemnification to the fullest extent allowed under Minnesota law.

Item 16.   Exhibits

Exhibit No.                          Description
-----------                          -----------

4.1                 Specimen Form of Common Stock Certificate*

5.1                 Opinion of Gray, Plant, Mooty, Mooty & Bennett, P.A.

23.1                Consent of Ernst & Young LLP

23.2                Consent of Gray, Plant, Mooty, Mooty & Bennett, P.A.
                    (contained in Exhibit 5.1 of this Registration Statement).

24.1 Powers of Attorney (included on the signature page of this Registration Statement).

--------------------
* Incorporated by reference to the Company's Registration Statement filed on Form S-1 (Reg. No. 33-45644).

Item 17.   Undertakings

         Paragraph designations correspond to designations in Regulation S-K,
Item 512.

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i)      To include any prospectus required by
                                    Section 10(a)(5) of the Securities Act of
                                    1933;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any such action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issues.

         (i)      The undersigned registrant hereby undertakes that:

                  (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuit to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                  (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on the 23rd day of September, 1997.


                                         CHRONIMED INC.


                                         By               *
                                             -----------------------------------
                                             Maurice R. Taylor, II
                                             Chief Executive Officer



                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Maurice R. Taylor, II and Norman A. Cocke, and each or either one of them, his true and lawful attorney-in-fact and agent, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.


        Signature                                   Capacity                              Date
        ---------                                   --------                              ----

             *                          Chief Executive Officer (Principal          September 23, 1997
----------------------------------      Executive Officer) and Chairman
Maurice R. Taylor, II




        Signature                                   Capacity                              Date
        ---------                                   --------                              ----


/s/ Norman A. Cocke                     Senior Vice President and Treasurer         September 23, 1997
----------------------------------      (Principal Financial and Accounting
Norman A. Cocke                         Officer)


             *                          Director                                    September 23, 1997
----------------------------------
Henry F. Blissenbach, Pharm.D.


             *                          Director                                    September 23, 1997
----------------------------------
John Howell Bullion


             *                          Director                                    September 23, 1997
----------------------------------
Donnell D. Etzwiler, M.D.


             *                          Director                                    September 23, 1997
----------------------------------
Charles V. Owens, Jr.


             *                          Director                                    September 23, 1997
----------------------------------
Lawrence C. Weaver, Ph.D.



* Executed as attorney-in-fact on behalf of the indicated officers and directors of the issuer by Norman A. Cocke, its Senior Vice President and Chief Financial Officer.

/s/ Norman A. Cocke
---------------------------
Norman A. Cocke

                                INDEX TO EXHIBITS


Exhibit No.                              Description                               Page
-----------                              -----------                               ----
4.1              Specimen Form of Common Stock Certificate*                         --

5.1              Opinion of Gray, Plant, Mooty, Mooty & Bennett, P.A.               14

23.1             Consent of Ernst & Young LLP                                       15

23.2             Consent of Gray, Plant, Mooty, Mooty & Bennett, P.A. (contained    --
                 in Exhibit 5.1 of this Registration Statement).

24.1             Powers of Attorney (included on the signature page of this         --
                 Registration Statement).

--------------------
* Incorporated by reference to the Company's Registration Statement filed on Form S-1 (Reg. No. 33-45644).